Exhibit 99.1

AudioEye, Inc. Completes $1.5 Million Equity Financing

TUCSON, Arizona – April 19, 2016 - AudioEye, Inc. (OTCQB: AEYE) ("AudioEye” or the “Company”) today announced that it has completed a $1.5 million equity raise through a Common Stock and Warrant Purchase Agreement with accredited investors. While significant investment came from outside investors, participants in the financing included Dr. Carr Bettis, Executive Chairman of AudioEye, Todd Bankofier the Chief Executive Officer and Independent Board Member E.W. (Sandy) Purcell.

“We appreciate the support of new and existing shareholders enabling us to convert the existing $2.5 million of debt into equity, thereby removing the collateral agreement associated with the debt. I am looking forward to executing on the business plan by working alongside Todd Bankofier our CEO, Sean Bradley our President and CTO, and the entire AudioEye team,” stated Carr Bettis.

The Common Stock was issued at $0.14 per share and there was twenty percent (20%) warrant coverage which upon exercise represents 1,200,000 common shares. The Warrants are exercisable at $0.25 per share and expire on the fifth anniversary of the date of issuance. The Warrants are subject to anti-dilution protection, subject to certain customary exceptions.

“The business remains on track with our previously published 2016 cash flow forecast and budget. We continue to generate new sales opportunities for the business, and we intend to continue to grow our sales and service infrastructure and invest in technology innovation in accordance with our business plan,” said CEO Todd Bankofier.

About AudioEye, Inc.

Incorporated in 2005, AudioEye provides enhanced web access and usability for its clients' customers through AudioEye's Ally™ platform. The Ally+ product allows AudioEye's clients to reach more customers, build more brand loyalty, retain more customers and secure more repeat business.

AudioEye's common stock trades on the OTCQB under the symbol "AEYE". The Company maintains offices in Tucson and Atlanta.

Forward-Looking Statements

Any statements in this press release about AudioEye's expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are "forward-looking statements" as that term is defined under the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as "believe", "anticipate", "should", "intend", "plan", "will", "expects", "estimates", "projects", "positioned", "strategy", "outlook" and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Other risks are described more fully in AudioEye's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

For further information, please contact:

David Kovacs
Strategic Consultant
AudioEye, Inc.
(866) 331-5324